Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 13, 2003, except for Note 13 for which the date is August 27, 2003, relating to the consolidated financial statements of Tessera Technologies, Inc., which appears in Tessera Technologies, Inc.’s Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 26, 2004